Exhibit 10.3

AMENDED AND RESTATed ADVISORY AGREEMENT

THIS AMENDMENT AND RESTATEMENT TO ADVISORY AGREEMENT is entered into as of December 24, 1986 between Universal Health Realty Income Trust, a Maryland business trust (the “Trust”), and UHS of Delaware, Inc., a Delaware corporation (the “Advisor”) is effective as of January 1, 2019.

WHEREAS, the Trust was organized under the laws of the State of Maryland, initially for the purpose of acquiring, directly or indirectly, the real estate of certain income producing health care-related facilities from and leasing the facilities back to certain subsidiaries of Universal Health Services, Inc., a Delaware corporation (“UHS”); and

WHEREAS, the Trust company currently owns numerous properties which it leases to tenants engaged in the provision of heath care and child care services;

WHEREAS, the Advisor is a corporation engaged in the provision of management and administrative services with respect to the ownership of health care and related properties; and

WHEREAS, in connection with its investments, the Trust desires to continue to  make use of the advice and assistance of the Advisor and certain facilities and sources of information available to the Advisor, and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf and subject to the supervision of the Trust’s Board of Trustees (the “Trustees”), all as provided for herein; and

WHEREAS, the Advisor is willing to render such services, subject to the supervision of the Trustees, on the terms and conditions hereinafter set forth; and

WHEREAS, the Trust intends to qualify as a real estate investment trust as defined in the Internal Revenue Code of 1986, as amended, (said Code, as in effect from time to time, together with any regulations and rulings thereunder, being hereinafter referred to as the “Internal Revenue Code”).

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.General Duties of the Advisor. The Advisor shall use its best efforts to supervise the operation of the Trust and to present to the Trust a continuing and suitable investment program consistent with the investment policies and objectives of the Trust. Subject to the supervision of the Trustees and upon their direction, and consistent with the provisions of the Declaration of Trust, the Advisor shall:

(a)serve as the Trust’s investment advisor, with its obligations to include providing research and economic and statistical data in connection with the Trust’s investments, and recommending changes in the Trust’s investment policies, when appropriate;

(b)investigate and evaluate investment opportunities and recommend them to the Trustees;

(c)manage the Trust’s short-term investments including the acquisition and sale of money market instruments in accordance with the Trust’s policies;

(d)administer the day-to-day operations of the Trust, including payment of debts and obligations in the ordinary course of business;

(e)investigate, select and conduct relations and enter into appropriate contracts on behalf of the Trust with other individuals, corporations and entities in furtherance of the investment activities of the Trust;

(f)upon request by the Trustees, act as attorney-in-fact or agent in acquiring and disposing of investments and funds of the Trust and in handling, prosecuting and settling any claims of or against the Trust;

(g)upon request by the Trustees, invest and reinvest any money of the Trust;

(h)obtain for the Trust, when appropriate, the services of property managers or management firms to perform customary property management services and leasing agents to perform customary leasing services with regard to the real estate properties owned by or in the possession of the Trust, and perform such supervisory or monitoring services on behalf of the Trust with respect to the activities of such property managers or management firms and leasing agents as would be performed by a prudent owner, including but not limited to closely supervising the activities of such property managers or management firms and leasing agents, visiting the properties, participating in property management budgeting, reviewing the accounting of property income and expenses, reporting on the financial status of the properties and reviewing and approving marketing plans, but excluding the actual on-site property management functions performed by said property managers or management firms;

(i)obtain for the Trust such services as may be required for other activities relating to the investment portfolio of the Trust;

(j)administer such day-to-day bookkeeping and accounting functions as are required for the proper management of the assets of the Trust, contract for audits and prepare or cause to be prepared such reports as may be required by any governmental authority in connection with the ordinary conduct of the Trust’s business, including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Internal Revenue Code, the securities and tax statutes of any jurisdiction in which the Trust is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing services; and

(k)provide office space and office equipment, the use of accounting or computing equipment when required, and provide personnel necessary for the performance of the foregoing services; and

(l)from time to time, or at any time requested by the Trustees, make reports thereto of its performance of the foregoing services to the Trust.

In performing its services under this Advisory Agreement, the Advisor may utilize facilities, personnel and support services of various of its Affiliates (as defined below). The Advisor shall be responsible for paying such Affiliates for their personnel and support services and facilities out of its own funds. Notwithstanding the above, the Trust may request, and will pay for the direct costs of, services provided by Affiliates of the Advisor provided that such request is approved by a majority vote of those Trustees who (i) are not Affiliates of UHS, the Advisor or of any Person who performs services for the Trust and (ii) do not, directly or indirectly, perform any services for the Trust except as a Trustee (the “Independent Trustees”).

As used in this Agreement, the term “Affiliate” means, as to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any other Person that owns beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equitable interests of such Person, or (iii) any officer, director, employee, general partner or trustee of such Person or of any other Person directly or indirectly controlling, controlled by or under common control with such Person (excluding Trustees who are not otherwise an Affiliate of such Person). The term ‘Person means and includes individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, and other entities and governments and agencies and political subdivisions thereof.

2.Bank Accounts. The Advisor shall establish and maintain one or more bank accounts in its own name or, at the direction of the Trustees, in the name of the Trust, and shall collect and deposit into such account or accounts and disburse therefrom any monies on behalf of the Trust, provided that no funds in any such account shall be commingled with any funds of the Advisor or any other Person. The Advisor shall from time to time render an appropriate accounting of such collections and payments to the Trustees and to the auditors of the Trust.

3.Protection of Investments. The Advisor shall use its best efforts, in cooperation with the legal counsel to the Trust, as deemed appropriate in the Advisor’s reasonable discretion, (a) to verify title to or procure title insurance in respect of any property in which the Trust makes or proposes to make any investment; (b) to verify that any mortgage securing any investment of the Trust shall be a valid lien upon the mortgaged property according to its terms; that any insurance or guaranty issued by the Federal Housing Authority, the Veterans Administration or any similar agency of the United States or Canada, or any subdivision thereof, or any private mortgage insurance company, upon which the Trustees rely, is valid and in full force and effect and enforceable according to its terms; and that any commitments to provide permanent financing on property with respect to which the Trust is furnishing interim loans are satisfactory; and (c) to carry on the policies from time to time specified by the Trustees with regard to the protection of the Trust’s investments.

4.Records. The Advisor shall maintain appropriate books of account and records relating to services performed pursuant hereto, which books of account and records shall be available for inspection by representatives of the Trust upon reasonable notice during normal business hours.

5.Information Furnished Advisor. The Trustees shall at all times keep the Advisor fully informed with regard to the investment policies of the Trust, the capitalization policy of the Trust, and generally the Trustees’ then-current intentions as to the future of the Trust. In particular, the Trustees shall notify the Advisor promptly of their intention to sell or otherwise dispose of any of the Trust’s investments or to make any new investments. The Trust shall furnish the Advisor with a certified copy of all financial statements, a signed copy of each report prepared by independent certified public accountants, and such other information with regard to its affairs as the Advisor may from time to time reasonably request. The Trust shall retain legal counsel and accountants to provide such legal and accounting advice and services as the Advisor or the Trustees shall deem necessary or appropriate to adequately perform the functions of the Trust, and shall have such legal counsel and accountants provide the Advisor with such legal or accounting opinions and advice as the Advisor shall reasonably request.

6.REIT Qualification. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall not take any action (including, without limitation, furnishing or rendering services to tenants of property or managing real property), which action, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Advisor in writing, would (a) adversely affect the status of the Trust as a real estate investment trust as defined and limited in the Internal Revenue Code or which would make the Trust subject to the Investment Company Act of 1940, as amended, or (b) violate any law, rule, regulation or statement of policy of any government body or agency having jurisdiction over the Company or over its securities, or (c) otherwise not be permitted by the Declaration of Trust or Bylaws of the Trust, except if such action shall be ordered by the Trustees, in which event the Advisor shall promptly notify the Trustees of the Advisor’s judgment that such action or omission to act would adversely affect such status or violate any such law, rule or regulation or the Declaration of Trust or Bylaws of the Trust and shall refrain from taking such action pending further clarification or instructions from the Trustees. In addition, the Advisor shall take such affirmative steps which, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Advisor in writing, would prevent or cure any action described in (a), (b) or (c) above.

7.Self-Dealing. Neither the Advisor nor any Affiliate of the Advisor shall sell any property or assets to the Trust or purchase any property or assets from the Trust, directly or indirectly, except as approved by a majority of the Independent Trustees. In addition, except as otherwise provided in Sections 1, 10, or 12 hereof, or except as approved by a majority of the Independent Trustees, neither the Advisor nor any Affiliate of the Advisor shall receive any commission or other remuneration, directly or indirectly, in connection with the activities of the Trust or any joint venture or partnership in which the Trust is a party. Except for compensation received by the Advisor pursuant to Section 10 hereof, all commissions or other remuneration received by the Advisor or an Affiliate of the Advisor and not approved by the Independent

Trustees under Section 1 hereof or this Section 7 shall be reported to the Trust annually within ninety (90) days following the end of the Trust’s fiscal year.

8.No Partnership or Joint Venture. The Trust and the Advisor are not partners or joint venturers with each other and neither the terms of this Advisory Agreement nor the fact that the Trust and the Advisor have joint interests in any one or more investments shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

9.Fidelity Bond. The Advisor shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

10.Compensation. The Advisor shall be paid, for the services rendered by it to the Trust pursuant to this Advisory Agreement, an annual advisory fee (the “Fees”) equal to (.70% of the Average Invested Real Estate Assets of the Trust (as defined below) as derived from the Trust’s consolidated balance sheet from time to time.

For purposes of this Agreement, “Average Invested Real Estate Assets” of the Trust shall be deemed to mean, for any period, the average of the aggregate book value of the consolidated assets of the Trust invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar noncash reserves, computed by taking the average of such values at the end of each month during such period; provided that, if the last day of such period (the “Termination Date”) is on or after the 15th, but prior to the last day, of any month, such consolidated assets at the Termination Date shall be included in computing such average as if the Termination Date occurred at the end of a month.

The Fees shall be computed within thirty (30) days following the end of each fiscal quarter. Such computations shall be based upon the Trust’s quarterly financial statements and shall be in reasonable detail. A copy of such computations shall promptly be delivered to the Advisor accompanied by payment of the Fees shown thereon to be due and payable.

The payment of the aggregate annual Fees paid for any fiscal year shall be subject to adjustment as of the end of each fiscal year. On or before the 30th day after public availability of the Trust’s annual audited financial statements for each fiscal year, the Trust shall deliver to the Advisor an Officer’s Certificate (a ‘Certificate’) reasonably acceptable to the Advisor and certified by an authorized officer of the Trust setting forth (i) the Average Invested Real Estate Assets for the Trust’s fiscal year ended upon the immediately preceding December 31, and (ii) the Trust’s computation of the Fees payable for said fiscal year.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate exceed the aggregate amounts previously paid with respect thereto by the Trust, the Trust shall include its payment for such deficit and deliver the same to the Advisor with such Certificate; provided, however, that if at the time such Certificate is prepared the Trust enjoys a credit against Fees not yet due pursuant to Section 13 hereof, the Trust shall apply such credit to offset such deficit and shall not make any payment pursuant to this paragraph except to the extent that such deficit exceeds such credit.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate are less than the aggregate amounts previously paid with respect thereto by the Trust, the Trust shall specify in such Certificate whether the Advisor should (i) remit to the Trust its payment in the amount equal to such difference (in which case the Advisor shall remit its payment within ten (10) days of receipt of such Certificate) or (ii) grant the Trust a credit against the Fees next coming due in the amount of such difference until such amount has been fully paid or otherwise discharged. All credits granted pursuant to clause (ii) of the previous sentence and pursuant to Section 13 hereof shall be aggregated and carried forward until the aggregate amount thereof shall have been applied to offset Fees and other amounts as provided herein.

Any difference between the Fees for any fiscal year as shown in such Certificate and the total amount of Fees for such fiscal year previously paid by the Trust, whether in favor of the Advisor or the Trust, shall bear interest (calculated on the basis of a 365-day year) at the rate of interest announced publicly by JP Morgan Chase & Co. of New York (“JPM”), in New York, New York, as such bank’s “base rate” as of the last day of such fiscal year, which interest shall accrue from and including the last day of such fiscal year to and excluding the date on which the amount of such difference shall be fully paid or otherwise discharged, and which interest, if payable by the Trust, may be offset as aforesaid by credits for Fees not yet payable.

11.Expenses of the Advisor. Without regard to the compensation received by the Advisor from the Trust pursuant to this Advisory Agreement, the Advisor shall bear the following expenses incurred in connection with the performance of its duties under this Advisory Agreement:

(a)employment expenses of the personnel employed by the Advisor (other than fees paid and reimbursement of expenses made to independent managers, independent contractors, mortgage servicers, consultants, managers, local property managers or agents employed by or on behalf of the Trust including such persons or entities which may be Affiliates of the Advisor when acting in any such capacity, all of which shall be the responsibility of the Trust), including but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans;

(b)travel and other expenses of directors, officers and employees of the Advisor, except out-of-pocket expenses of such persons who are Trustees or officers of the Trust incurred in their capacities as Trustees or officers of the Trust;

(c)rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses of the Advisor, except to the extent such expenses relate solely to an office maintained by the Trust separate from the office of the Advisor; and

(d)miscellaneous administrative expenses incurred in supervising, monitoring and inspecting real property and other investments of the Trust or relating to performance by the Advisor of its obligations hereunder.

12.Expenses of the Trust. Except as expressly otherwise provided in this Advisory Agreement, the Trust shall pay all its expenses not payable by the Advisor, and,

without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Trust shall be paid by the Trust and shall not be paid by the Advisor:

(a)the cost of borrowed money;

(b)taxes on income and taxes and assessments on real property, if any, and all other taxes applicable to the Trust;

(c)legal, auditing, accounting, underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and stock exchange listing of the Trust’s securities;

(d)expenses of organizing, revising, amending, converting, modifying or terminating the Trust;

(e)fees and expenses paid to Trustees and officers who are not employees or Affiliates of the Advisor, independent advisors, independent contractors, mortgage servicers, consultants, managers, local property managers or management firms, leasing agents, accountants, attorneys and other agents employed by or on behalf of the Trust and out-of-pocket expenses of Trustees of the Trust who are employees or Affiliates of the Advisor to the extent set forth in Section 11(b) above;

(f)Expenses directly connected with the acquisition, disposition and ownership of real estate interests or other property (including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair, improvement and local management of property), other than expenses with respect thereto of employees of the Advisor to the extent that such expenses are to be borne by the Advisor pursuant to Section 11 above;

(g)all insurance costs incurred in connection with the Trust (including officer and trustee liability insurance);

(h)expenses connected with payments of dividends or Interest or contributions in cash or any other form made or caused to be made by the Trustees to holders of securities of the Trust;

(i)all expenses connected with communications to holders of securities of the Trust and other bookkeeping and clerical work necessary to maintaining relations with holders of securities, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Trust’s securities;

(j)transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(k)legal, accounting and auditing fees and expenses; and

(l)expenses relating to any office or office facilities maintained by the Trust separate from the office of the Advisor.

13.Annual Operating Expenses Limitation Requiring Refunds by the Advisor. There shall be a limitation (the ‘‘Limitation-’) on Operating Expenses (as defined below) of the Trust for each fiscal year which shall be the lower of the following:

(a)the greater of (i) 2% of the Average Invested Real Estate Assets of the Trust for such fiscal year or (ii) 25% of the Net Income (as defined below) of the Company for such fiscal year; or

(b)the lowest of any applicable operating expense limitations that may be imposed by law or regulation in a state in which any securities of the Trust are or will be qualified for sale or by a national securities exchange on which any securities of the Trust are or may be listed, as such limitations may be altered from time to time.

For purposes of this Advisory Agreement, ‘Operating Expenses’ for any fiscal year shall be calculated on the basis of the Trust’s annual audited financial statements and shall be deemed to mean the aggregate annual expenses regarded as ordinary operating expenses in accordance with generally accepted accounting principles (including the Fees), exclusive of the following:

(i)the expenses set forth in Section 12 hereof;

(ii)noncash provisions for depreciation, depletion and amortization;

(iii)losses on the disposition of assets and provisions for such losses, and

(iv)other extraordinary charges including, without limitation, litigation costs.

For purposes of this Advisory Agreement, “Net Income” for any fiscal year shall be calculated on the basis of the Trust’s audited financial statements and shall be deemed to mean total revenues applicable to such fiscal year, less the expenses applicable to such fiscal year, other than additions to reserves for depreciation or bad debts or other similar noncash reserves, determined in accordance with generally accepted accounting principles.

On or before the 30th day after public availability of the Trust’s annual audited financial statements for each fiscal year, the Advisor will refund (to the extent of the aggregate Fees it has received for such fiscal year) to the Trust the amount, if any, by which the Operating Expenses exceeded the Limitation unless the majority of the Independent Trustees shall have made a finding that based upon such unusual and non-recurring factors as they deem the case, a higher level of expenses is justified for such year, any such findings and the reasons therefore shall be referenced in the Minutes of the meeting of the Trustees.

14.Limits of Advisor Responsibility. The Advisor assumes no responsibility other than to render the services described herein in good faith and shall not be responsible for any action of the Trustees in following or declining to follow any advice or recommendation of the Advisor. The Advisor, its shareholders, directors, officers, employees and Affiliates will not be liable to the Trust, its shareholders, or others, except by reason of acts constituting bad faith, misconduct or negligence. The Trust shall reimburse, Indemnify and hold harmless the Advisor, its shareholders, directors, officers and employees and its Affiliates for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever in respect to or arising from any acts or omissions of the Advisor undertaken in good faith and in accordance with the standard set forth above pursuant to the authority granted to it by this Advisory Agreement.

15.Other Activities of Advisor. Nothing . herein shall prevent the Advisor or its Affiliates from engaging in other activities or businesses or from acting as advisor to any other Person (including other real estate investment trusts) or from managing other investments including those of investors or investments advised, sponsored or organized by the Advisor even though such Person has investment policies and objectives similar to those of the Trust; provided, however, that the Advisor shall notify the Trust in writing in the event that it does so act (or intends to so act) as an advisor to another real estate investment trust. The Advisor may also render such services to joint ventures and partnerships in which the Trust is a co-venturer or partner and to the other entities in such joint ventures and partnerships. The Advisor shall be free from any obligation to present to the Trust any particular investment opportunity which comes to the Advisor. In addition, nothing herein shall prevent any stockholder or Affiliate of the Advisor from engaging in any other business or from rendering services of any kind to any other corporation, partnership or other entity (including competitive business activities).

Directors, officers, employees and agents of the Advisor or of its Affiliates may serve as Directors, officers, employees, agents, nominees or signatories of the Trust. When executing documents or otherwise acting in such capacities for the Trust, such persons shall use their respective titles in the Trust. Such persons shall receive from the Trust no compensation for their services to the Trust in any such capacities.

16.Term; Termination. This Advisory Agreement shall continue in force and effect until December 31, 2019 and is renewable annually thereafter by the Trust, if a majority of the Independent Trustees determines that the Advisor’s performance has been satisfactory.

Notwithstanding any other provision of this Advisory Agreement to the contrary, this Advisory Agreement, or any extension thereof, may be terminated by either party thereto upon at least sixty (60) days’ written notice to the other party specifying the effective date of such termination, pursuant to a majority vote of the Independent Trustees, or, in the case of a termination by the Advisor, by a majority vote of the directors of the Advisor; provided, however, that, except for a termination by the Trust pursuant to Section 17 or paragraph (b), (c) or (d) of Section 18, neither party shall be entitled to terminate this agreement unless the effective date of such termination is at the end of a month.

Section 19 hereof shall govern the rights, liabilities and obligations of the parties upon termination of this Advisory Agreement, and except as provided in Section 19, such termination shall be without further liability of either party to the other, other than for breach or violation of this Agreement prior to termination.

17.Assignment. The Trust may terminate this Advisory Agreement at any time in the event of its assignment by the Advisor except an assignment to a corporation, association, trust, or other successor organization which may take over the property and carry on the affairs of the Advisor, provided that following such assignment the Persons who controlled the operations of the Advisor on the date that such Advisor became advisor to the Trust shall control the operation of the successor organization, including the performance of its duties under this Advisory Agreement, and they shall be bound by the same restrictions by which they were bound prior to such assignment; however, if at any time subsequent to such an assignment such Persons shall cease to control the operations of the successor organization, the Trust may thereupon terminate this Agreement. Such an assignment or any other assignment of this Agreement by the Advisor shall bind the assignee hereunder in the same manner as the Advisor is bound hereunder. This Advisory Agreement shall not be assignable by the Trust without the prior written consent of the Advisor, except in the case of any assignment by the Trust to a Person which is the successor to the Trust, in which case such successor shall be bound hereby and by the terms of said assignment in the same manner and to the same extent as the Trust is bound hereby. Any successor organization that is a permitted assignee under this paragraph, whether a successor to the Advisor or to the Trust, shall be obligated to execute such agreements, certificates or other documents as the non-assigning party shall reasonably request to evidence that such successor organization is bound hereby.

18.Default, Bankruptcy, Etc. of the Advisor. At the sole option of the Trust, this Advisory Agreement may be terminated immediately upon written notice of such termination from the Trustees to the Advisor if any of the following events shall have occurred:

(a)the Advisor shall have violated or failed to comply with any provision of this Advisory Agreement and, after notice from the Trustees of such violation, shall have failed to cure such default within thirty (30) days;

(b)a petition shall have been filed against the Advisor for an involuntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, and such petition shall not have been dismissed within sixty (60) days of filing; or a court having jurisdiction shall have appointed a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Advisor for any substantial portion of its property, or ordered the winding up or liquidation of its affairs, and such appointment or order shall not have been rescinded or vacated within sixty (60) days of such appointment or order;

(c)the Advisor shall have commenced a voluntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall have made any general assignment for the benefit of creditors, or shall have failed generally to pay its debts as they become due; or

(d)if the terms of this Agreement impair the status of the Trust as a real estate investment trust, unless the parties prepare amendments thereto as necessary to restore such status, or if, for any reason other than the terms of this Agreement, the continuation of the contractual relationship would jeopardize such status.

The Advisor agrees that, if any of the events specified in Paragraphs (a), (b) or (c) of this Section 18 shall occur, it will give written notice thereof to the Trustees as promptly as practicable, and in any event within seven (7) days, following the occurrence of such event.

19.Action Upon Termination. From and after the effective date of any termination of this Agreement pursuant to Sections 16, 17 or 18 hereof, the Advisor shall be entitled to no compensation for services rendered hereunder, but shall be paid, on a pro rata basis, all compensation due for services performed prior to such termination, subject to reduction as set forth in the Certificate referred to below. To the extent that any calculations under this Agreement are to be performed on the basis of annual audited, or quarterly or monthly unaudited, financial statements, and if such termination shall become effective on a date other than the end of a year, quarter or month, then such calculations shall nonetheless be performed on the basis of available financial information. Upon such termination, the Advisor shall cooperate with the Trust and take all reasonable steps requested by the Trust to assist the Trustees in making an orderly transition of the advisory function, including execution of such agreement, certificates or other documents as the Trust shall reasonably request. In addition, the Advisor immediately shall:

(a)pay over to the Trust all monies collected and held for the account of the Trust by it pursuant to this Advisory Agreement;

(b)deliver to the Trustees a full and complete accounting, including a statement showing all sums collected by it and a statement of all sums held by it for the period commencing with the date following the date on its last accounting to the Trustees; and

(c)deliver to the Trustees all property and documents of the Trust then in its custody or possession.

The amount of Fees, if any, paid to the Advisor upon termination shall be determined as follows. On or before the 30th day after termination the Trust shall deliver to the Advisor a Certificate reasonably acceptable to the Advisor and certified by an authorized officer of the Trust setting forth information of the same type that would be included in Certificates delivered pursuant to Sections 10 and 13 for purposes of calculating Fees, Total Operating Expenses and the Limitation, but calculated for the portion of the Trust’s fiscal year ended as of the effective date of termination. To the extent that (i) Fees payable for such period as shown on such Certificate shall exceed (ii) the sum of (A) Fees actually paid for such period plus (B) any amounts required to be refunded by the Advisor with respect to such period pursuant to Section 13 plus (C) all credits accumulated by the Trust pursuant to Sections 10 and 13 and not theretofore applied to offset Fees or other amounts hereunder, the Trust shall make a payment to the Advisor in the amount of such excess. To the extent that the amount specified in (i) is less than the amount specified in (ii), the Advisor shall make a payment to the Trust in the amount of such deficit.

Any payment to be made upon termination as aforesaid, whether in favor of the Advisor or the Trust, shall bear interest (calculated on the base of a 365-day year) at the rate of interest announced publicly by JPM, in New York, New York, as JPM’s ‘base rate” as of the effective date of termination, which interest shall accrue from and including the effective date of termination to and excluding the date on which the amount of such difference shall be fully paid or otherwise discharged.

20.Trustees Action. Wherever action on the part of the Trustees is contemplated by this Agreement, action by a majority of the Trustees, including a majority of the Independent Trustees, shall constitute the action provided for herein.

21.Limitation of Liability. THE DECLARATION OF TRUST ESTABLISHING UNIVERSAL HEALTH REALTY INCOME TRUST, FILED AUGUST 6, 1986, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME “UNIVERSAL HEALTH REALTY INCOME TRUST,” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY; AND TEAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE TRUST. ALL PERSONS DEALING WITH THE TRUST, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

22.Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses to the parties hereto:

The Trustees and/or the Trust:

Universal Health Realty Income Trust
Universal Corporate Center
367 South Gulph Road
P.O. Box 61558
King of Prussia, PA 19406

Attention: President

Copy to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019

Attention: Warren J. Nimetz

The Advisor:

UHS of Delaware, Inc.
Universal Corporate Center
367 South Gulph Road
King of Prussia, PA 19406

Attention: Chief Financial Officer

Copy to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019

Attention: Warren J. Nimetz

Such notice shall be effective upon its receipt by the party to whom it is directed. Either party hereto may at any time give notice to the other party in writing of a change of its address for purposes of this Section 22.

23.Amendments; Waiver. This Agreement shall not be amended, changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by each of the parties hereto, or by their respective successors or assigns, or otherwise as provided herein. No provision hereof may be waived except by written instrument signed by the party to be charged with such waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

24.Successors and Assigns. This Agreement shall be binding upon any successors or permitted assigns of the parties hereto as provided herein.

25.Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

26.Captions. The captions included herein have been inserted for ease of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

27.Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and cancels any pre-existing agreements with respect to such subject matter.

28.Attorneys’ Fees. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action in addition to any other relief to which it or they may be entitled.

29.Accounting Matters. All accounting terms used herein shall be interpreted, and all accounting determinations to be made hereunder shall be made, in accordance with generally accepted accounting principles consistently applied.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

UNIVERSAL HEALTH REALTY INCOME TRUST

By/s/ Alan B. Miller
Title: President and Chief Executive Officer

UHS OF DELAWARE, INC.

By/s/ Steve Filton
Title: Executive Vice President and Chief Financial Officer